EXHIBIT 15.1

CHINA NATURAL RESOURCES, INC. RELEASES

INTERIM RESULTS OF OPERATIONS

HONG KONG, September 11, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”), a company based in the People’s Republic of China (the “PRC”), today released unaudited interim financial information for the six months ended June 30, 2020 as follows.

CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Amounts in thousands, except per share data)

	Six Months Ended June 30,
	2019	2020	2020
	CNY	CNY	US$
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	1,403	6,867	972
Cost of sales	(1,377)	(6,844)	(969)
GROSS PROFIT	26	23	3

Administrative expenses	(2,933)	(3,864)	(546)
OPERATING LOSS	(2,907)	(3,841)	(543)

Finance costs	(41)	(13)	(2)
Interest income	4	9	1
LOSS BEFORE INCOME TAX	(2,944)	(3,845)	(544)
Income tax benefit	—	6,586	932

(LOSS)/PROFIT FOR THE PERIOD	(2,944)	2,741	388
(LOSS)/EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY (PRESENTED IN CNY PER SHARE):
Basic and diluted
- Net (loss)/earnings per share	(0.12)	0.11	0.02

CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2020 AND 2019

(Amounts in thousands)

	Six Months Ended June 30,
	2019	2020	2020
	CNY	CNY	US$
	(Unaudited)	(Unaudited)	(Unaudited)

(LOSS)/PROFIT FOR THE PERIOD	(2,944)	2,741	388
Other comprehensive loss:

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	(33)	(160)	(23)

TOTAL OTHER COMPREHENSIVE LOSS	(33)	(160)	(23)
TOTAL COMPREHENSIVE (LOSS)/INCOME FOR THE PERIOD, NET OF TAX	(2,977)	2,581	365

CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019

(Amounts in thousands)

	December 31,	June 30,	June 30,
	2019	2020	2020
	CNY	CNY	US$
	(Audited)	(Unaudited)	(Unaudited)
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	214	187	26
Right-of-use assets	616	39	6

TOTAL NON-CURRENT ASSETS	830	226	32

CURRENT ASSETS
Trade receivables	3,956	622	88
Prepayments	29	62	9
Other receivables	39	51	8
Cash and cash equivalents	3,444	3,013	426

TOTAL CURRENT ASSETS	7,468	3,748	531

TOTAL ASSETS	8,298	3,974	563

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade payables	3,896	710	100
Other payables and accrued liabilities	2,161	4,057	574
Taxes payable	16,818	10,206	1,444
Lease liabilities	803	290	41
Due to a related company	5,077	5,946	842
Due to the Shareholder	7,097	7,738	1,095

TOTAL CURRENT LIABILITIES	35,852	28,947	4,096

TOTAL LIABILITIES	35,852	28,947	4,096

DEFICIENCY IN ASSETS
Issued capital	312,081	312,081	44,170
Other capital reserves	692,518	692,518	98,014
Accumulated losses	(1,028,284)	(1,025,543)	(145,148)
Other comprehensive losses	(3,869)	(4,029)	(569)

TOTAL DEFICIENCY IN ASSETS	(27,554)	(24,973)	(3,533)

TOTAL LIABILITIES AND EQUITY	8,298	3,974	563

The condensed consolidated statements of profit or loss for the six months ended June 30, 2020 (unaudited), and condensed consolidated statements of comprehensive income for the six months ended June 30, 2020 (unaudited), and the condensed consolidated statements of financial position as of June 30, 2020 (unaudited) have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, are derived from, and should be read in conjunction with, the Company’s unaudited condensed consolidated financial statements for the six months ended June 30, 2020 and 2019, as furnished to the Securities and Exchange Commission (“SEC”) on September 11, 2020 under cover of Form 6-K and the Company’s audited consolidated financial statements for the year ended December 31, 2019 contained in the Company’s annual report on Form 20-F as filed with the SEC on June 12, 2020. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2020.

Mr. Wong Wah On Edward, the Company's Chairman, commented on the results: “During 2020, we are preparing supporting documentation for the detailed geographical exploration report for official filing after the review and comment of the relevant government authorities. The outbreak of COVID-19 has severely disrupted our operations. Governmental control measures imposed to contain its spread have impacted our business by restricting the movement of our employees since the beginning of the pandemic in the PRC through mid-March, when we were able to partially re-open. COVID-19 has also affected our suppliers’ workforces, and as a result we are experiencing a slow resumption of operations and may experience delays or the inability to deliver goods on a timely basis. The market demand for the copper that we trade and the metals that we may mine has similarly been negatively impacted by COVID-19 as a result of the sharp decrease in manufacturing and other activity due to the widespread closure of businesses in the PRC and worldwide. On August 17, 2020, we acquired marketable shares of Feishang Anthracite Resources Limited, which we anticipate will serve as tools to pursue potential attractive opportunities. On September 2, 2020, we received a letter from Nasdaq informing us that we had regained compliance with the Nasdaq Listing Rules, allowing continued access to the capital markets for ourselves and liquidity for our shareholders.”

For the convenience of the reader, amounts in Chinese Yuan (“CNY”) have been translated into United States dollars (“US$”) at the rate of US$1.00 = CNY7.0655, as quoted by www.ofx.com on June 30, 2020. The CNY is not freely convertible into foreign currencies and no representation is made that the CNY amounts could have been, or could be, converted into US$ at that rate, or at all.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands company limited by shares, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and (b) copper trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the impact of COVID-19 on the Company’s operations and markets, the Company’s continued compliance with the Nasdaq Listing Rules, the impact on the Company’s financial position as a result of the acquisition of the shares of Feishang Anthracite Resources Limited, and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: uncertainties regarding governmental, economic and political circumstances in the PRC; uncertainties associated with metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties relating to possible future increases in operating expenses, including costs of labor and materials; uncertainties regarding the impact of COVID-19 pandemic; uncertainties regarding the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the SEC, including without limitation the information set forth in our Annual Reports on Form 20-F under the heading "Risk Factors." When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.